                                                     PRIVILEGED AND CONFIDENTIAL

                              EMPLOYMENT AGREEMENT

            AGREEMENT, made May 30, 2003, by and between Seminis Merger Corp., a Delaware corporation ("Seminis Merger Corp.") and Bruno Ferrari Garcia de Alba (the "Executive").

                                    RECITALS

      WHEREAS Seminis, Inc. (the "Company") intends to enter into an Agreement and Plan of Merger dated May 30, 2003 by and among the Company, Seminis Acquisition LLC and Seminis Merger Corp. (the "Merger Agreement") pursuant to which, at the Effective Time (as defined in the Merger Agreement), the Company will be the surviving corporation in the Merger (as defined in the Merger Agreement); and

      WHEREAS in order to induce Executive to serve as the Executive Senior Vice President - World Wide Commercial of the Company following such Merger, Seminis Merger Corp. desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

      WHEREAS, Executive is willing to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth:

      NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

      1. Employment.

      1.1 With the exception of Section 3.5(f) and the second sentence of
Section 16 of this Agreement, which shall become effective as of the date hereof, this Agreement shall become effective as of the Closing Date (as defined in the Merger Agreement) (the "Effective Date") and, except as otherwise expressly provided herein, shall be of no force or effect prior to such date, or in the event the Merger Agreement is terminated prior to the consummation of the Merger.

      1.2 Subject to the terms and conditions of this Agreement, Seminis Merger Corp. agrees to employ Executive during the Term (as defined below) as Executive Senior Vice President - World Wide Commercial of the Company. In his capacity as Executive Senior Vice President - World Wide Commercial of the Company, Executive shall report to the Company's Chief Executive Officer (the "CEO") and shall have the customary powers, responsibilities and authorities of Executive Senior Vice Presidents of corporations of the size, type and nature of the Company, as it exists from time to time.

      1.3 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Executive Senior Vice President - World Wide Commercial of the Company, commencing on the Effective Date.

      1.4 Executive shall perform his duties under this Agreement with reasonable diligence and faithfulness, and shall devote his full business time (excluding any periods of vacation or sick leave) and attention to such duties. Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property or from continuing to serve as a member of the board of directors or as a trustee of any other corporation, association or entity with respect to which Executive serves as a director or trustee as of the date of this Agreement, or, with the prior written consent of the Committee (as defined in Section 3.2 hereof), such consent not to be unreasonably withheld, serving as a member of a board of directors or as a trustee of any other corporation, association or entity, provided, that these


                                       2
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activities do not interfere with the performance of Executive's duties and responsibilities hereunder or violate the provisions of Section 12 of this Agreement.

      1.5 The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company's 20% or more owned subsidiaries, partnerships, joint ventures, and limited liability companies (collectively, such entities, the "Affiliated Group"), provided, that such service does not materially interfere with the Executive's performance of his duties and responsibilities as Executive Senior Vice President - World Wide Commercial of the Company.

      1.6 Executive's principal location of employment shall be at the Company's offices located in Oxnard, California, provided, that Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

      2. Term of Employment. Executive's term of employment under this Agreement shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the earlier of (i) the third anniversary of the Effective Date (the "Termination Date") or (ii) the termination of Executive's employment pursuant to this Agreement (the period from the Effective Date until the termination of Executive's employment under this Agreement shall be the "Term"). This Agreement shall be renewed automatically for succeeding terms of one (1) year following the Termination Date (in which case both the Termination Date and the Term shall be extended one year on each renewal), unless either party gives written notice to the other at least 120 days prior to the applicable Termination Date of its intention not to renew.

      3. Compensation and Equity Awards.

      3.1 Salary. The Company shall pay Executive an initial annual base salary of $500,000. The initial annual Base Salary set forth in the preceding sentence shall be retroactive


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
from March 11, 2003 As soon as possible after the Effective Date, the Company shall pay Executive a lump sum amount equal to the amount necessary to increase Executive's Base Salary during the period commencing on March 11, 2003 through the Effective Date to an annual rate of $500,000, assuming a prior rate of base salary equal to $452,523. The Base Salary shall be reviewed by the Company no less frequently than annually in a manner consistent with similarly situated executives of the Company and may be increased but not decreased. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

      3.2 Annual Bonus. During the Term, Executive shall be eligible to receive an annual bonus (the "Bonus") with a target Bonus set at 75% of Base Salary (the "Target Bonus") and a maximum Bonus of 93.75% of Base Salary. Such Bonus shall be based upon the satisfaction of performance objectives and shall be determined on a weighted basis comprised of the following criteria:

      (i) Targets (as defined in the Stockholders' Agreement, of even date herewith, by and among Seminis Merger Corp. and the Persons listed on the signature pages thereto (the "Stockholders' Agreement")) - 40% (the "Target Component");

      (ii) Executive performance goals established annually by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") - 20% (the "Individual Component");

      (iii) Milestones based upon Company net sales as set forth in the Approved Annual Business Plan (as defined in the Stockholders' Agreement) - 20% (the "Sales Component"); and


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      (iv)  Milestones based upon Company net working capital as set forth in the Approved Annual Business Plan - 20% (the "Net Working Capital Component")

(items (i) through (iv) collectively, the "Performance Objectives," and each, separately, a "Performance Objective"). During any fiscal year in which an Approved Annual Business Plan has been adopted in accordance with the Stockholders' Agreement, the Bonus shall be equal to the sum of: (A) (Target Bonus)(.4)(the Applicable Percentage for the Target Component), PLUS (B) (Target Bonus)(.2)(the Applicable Percentage for the Individual Component), PLUS (C) (Target Bonus)(.2)(the Applicable Percentage for the Sales Component), PLUS (D) (Target Bonus)(.2)(the Applicable Percentage for the Net Working Capital Component), where the Target Bonus is expressed in dollars and the Applicable Percentage with respect to any given Performance Objective is determined in accordance with the performance matrix below. During any fiscal year in which the Approved Annual Business Plan for such fiscal year is not approved and adopted by the Board in accordance with the Stockholders' Agreement at any point prior to or during such fiscal year, the Bonus shall be equal to the sum of (A) (Target Bonus) (.5) (the Applicable Percentage for the Target Component) PLUS
(B) (Target Bonus) (.5) (the Applicable Percentage for the Individual Component), where the Target Bonus is expressed in dollars and the Applicable Percentage with respect to any given Performance Objective is determined in accordance with the performance matrix below:

                               PERFORMANCE MATRIX
                               ------------------

                               APPLICABLE
   IF PERFORMANCE IS:          PERCENTAGE:
   ------------------          -----------
     LESS THAN 90%
of Performance Objective            0%

          90%
of Performance Objective           50%

          95%
of Performance Objective           75%

          100%
of Performance Objective          100%

  125% of Performance
  Objective OR GREATER            125%

In the event actual performance for any fiscal year falls between any threshold listed in the chart above, (e.g. 91% of Performance Objective), then the Applicable Percentage shall be adjusted accordingly using a straight line method of interpolation (e.g. if actual performance is at 91% of Performance Objective, then the Applicable Percentage shall be 55%; if actual performance is 92% of Performance Objective, then the Applicable Percentage shall be 60%, etc.). The bonus shall be applicable for fiscal years of the Company beginning after the date hereof, and Executive's annual bonus for the Company's fiscal year ending September 30, 2003, shall be based on the Company's bonus plan in effect as of the date hereof, as set forth on Schedule 6.16(b) to the Merger Agreement.

      3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plans or programs maintained by the Company and generally made available to other senior executives of the Company, on terms comparable to those applicable to such other senior executives, provided, that such participation shall not cause the duplication of any compensation or benefits provided to Executive under this Agreement.

      3.4 Restricted Stock Units. (a) Executive shall be granted on the Effective Date 330,882 restricted stock units of the Company (the "Restricted Stock Units") that shall vest (if at all) as provided below with respect to fiscal years in which an Approved Annual Business Plan has been adopted in accordance with the Stockholders' Agreement, so long as Executive remains employed by the Company through the applicable vesting dates:

FISCAL YEAR ENDING IN 2004:

N = (33,088.2)(.4)(Applicable Percentage for the Target Component) + (33,088.2)(.2)(Applicable Percentage for the Individual Component) + (33,088.2)(.2)(Applicable Percentage for the Sales Component) +
(33,088.2)(.2)(Applicable Percentage for the Net Working Capital Component)

FISCAL YEAR ENDING IN 2005:

N = (33,088.2)(.4)(Applicable Percentage for the Target Component) + (33,088.2)(.2)(Applicable Percentage for the Individual Component) + (33,088.2)(.2)(Applicable Percentage for the Sales Component) +
(33,088.2)(.2)(Applicable Percentage for the Net Working Capital Component)

FISCAL YEAR ENDING 2006:

N = (66,176.4)(.4)(Applicable Percentage for the Target Component) + (66,176.4)(.2)(Applicable Percentage for the Individual Component) + (66,176.4)(.2)(Applicable Percentage for the Sales Component) +
(66,176.4)(.2)(Applicable Percentage for the Net Working Capital Component)

FISCAL YEAR ENDING 2007:

N = (99,264.6)(.4)(Applicable Percentage for the Target Component) + (99,264.6)(.2)(Applicable Percentage for the Individual Component) + (99,264.6)(.2)(Applicable Percentage for the Sales Component) +
(99,264.6)(.2)(Applicable Percentage for the Net Working Capital Component)

FISCAL YEAR ENDING 2008:

N = (99,264.6)(.4)(Applicable Percentage for the Target Component) + (99,264.6)(.2)(Applicable Percentage for the Individual Component) + (99,264.6)(.2)(Applicable Percentage for the Sales Component) +
(99,264.6)(.2)(Applicable Percentage for the Net Working Capital Component)

in each case, where N = the number of Restricted Stock Units that shall be eligible to vest for any given period and the Applicable Percentage with respect to any given Performance Objective is determined in accordance with the performance matrix below.

Notwithstanding the foregoing, during any fiscal year in which the Approved Annual Business Plan for such fiscal year is not approved and adopted by the Board in accordance with the

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Stockholders' Agreement at any point prior to or during such fiscal year, the vesting of Restricted Stock Units shall be equal to the sum of (A) (N)(.5) (the Applicable Percentage for the Target Component) PLUS (B) (N)(.5) (the Applicable Percentage for the Individual Component), where N = the number of Restricted Stock Units that shall be eligible to vest for any given period (in the same number as set forth above for the applicable fiscal year) and the Applicable Percentage with respect to any given Performance Objective is determined in accordance with the performance matrix below.

                               Performance Matrix

                               APPLICABLE
   IF PERFORMANCE IS:          PERCENTAGE:
   ------------------          -----------
    Less than 90% of
 Performance Objective              0%

   90% of Performance
       Objective                   50%

   95% of Performance
       Objective                   75%

  100% of Performance
  Objective or greater            100%

In the event actual performance for any fiscal year falls between any threshold listed in the chart above, (e.g. 91% of Performance Objective), then the Applicable Percentage shall be adjusted accordingly using a straight line method of interpolation (e.g., if actual performance is at 91% of

Performance Objective, then the Applicable Percentage shall be 55%; if actual performance is 92% of Performance Objective, then the Applicable Percentage shall be 60%, etc.). To the extent conditions to vesting in any particular year are not met in such year, and some or all of the Restricted Stock Units do not vest in such year, such Restricted Stock Units shall be permanently forfeited. Notwithstanding the foregoing, in the event that prior to the fifth anniversary of the Effective Date, FPSH (as defined in the Stockholders' Agreement) achieves the IRR Hurdle (as defined in the Stockholders' Agreement) after giving effect to the vesting of all rights and options to purchase or receive shares of New Company Common Stock and the vesting of any Restricted Stock Units, the Restricted Stock Units (excepting any Restricted Stock Units that shall have been forfeited pursuant to the immediately preceding sentence) shall become vested as of such date if Executive has remained employed with the Company as of such date, provided that such vesting shall occur only to the extent that FPSH achieves the IRR Hurdle, and any reduced vesting to achieve the IRR Hurdle shall occur on a pro rata basis with other employees of the Company that have Restricted Stock Units. The Restricted Stock Units shall not constitute Rollover Equity for purposes of the put right provided for in Section 3.5 herein.

            (b) The Restricted Stock Units are subject to the following terms and conditions:


            (i) Executive will not be entitled to vote the underlying shares related to the Restricted Stock Units unless and until such shares are actually delivered to Executive.

            (ii) The Restricted Stock Units shall be equitably adjusted as determined by the Compensation Committee in the event of an extraordinary dividend or other corporate transaction if necessary to preserve the value of the Restricted Stock Units. Any property or dividends received upon such an adjustment will be subject to the same restrictions as the Restricted Stock Units to which they relate.

            (iii) The Restricted Stock Units and the shares of New Company
                  Common Stock received with respect to Restricted Stock Units will be subject to the terms of the Stockholders' Agreement.

            (iv) Vested Restricted Stock Units shall be converted into shares of New Company Common Stock upon the first to occur of (A) a Change of Control of the Company (as defined in the Stockholders' Agreement), (B) Executive's termination of employment, (C) the termination of the Stockholders' Agreement and (D) vesting of Restricted Stock Units, pursuant to Executive's initial election made as of the date of grant (or upon other elections to be provided by the Committee) to receive shares upon vesting.

            (v) Executive shall be eligible to make a tag-along election (as set forth in Section 2.6.2 of the Stockholders' Agreement) with respect to the vested Restricted Stock Units on the same terms as other Stockholders (as defined in the Stockholders' Agreement) in accordance with the terms of the Stockholders' Agreement; provided, that such tag-along election shall only be treated as being made if holders of a majority of the outstanding Restricted Stock Units elect to make the tag-along election and then all Restricted Stock Units will be treated as subject to the election. If holders of a majority of the outstanding Restricted Stock Units do not elect to make a tag-along election, then none of the Restricted Stock Units will be permitted to make the tag-along election.

            (vi) The vested Restricted Stock Units and any Restricted Stock Units that would vest as a result of a completed Required Third Party Sale or a completed FPSH Drag Sale (as applicable) (as such terms are defined in the Stockholders' Agreement) shall be subject to the TPS Drag-Along Right (as defined in the Stockholders' Agreement) and the FPSH Drag Sale, respectively.

            (vii) Transfers of vested Restricted Stock Units may be made to
                  Executive's family members on the same terms as other Company equity as set forth in the Stockholders Agreement, but shall otherwise not be transferable other than as provided therein.

            (c) Executive represents and warrants that he (i) has such knowledge and experience in business and financial matters with respect to investments in securities to enable him to understand and evaluate the risks of the investment contemplated hereby and form an investment decision with respect thereto and is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof, (ii) is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, (iii) has had the opportunity to (A) ask such questions as Executive has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms of the transactions contemplated hereby (including the provisions of Section 3.4 of this Agreement) and the merits and risks of investing in securities of the Company and (B) to obtain such additional information which Company possesses or can acquire without unreasonable effort or expense and (iv) is acquiring equity interests in the Company for his own account and not with a view to or for sale in connection with any distribution of securities.

      3.5 Rollover Equity. (a) Executive shall roll over all of his shares of Company Common Stock (as defined in the Merger Agreement) and all of his Options (as defined in the Merger Agreement) into shares of New Company Common Stock (as defined in the Merger Agreement) and Retained Options (such rolled New Company Common Stock and Retained Options, the "Rollover Equity"), and such Retained Options shall be 100% vested and exercisable as of the Closing Date and shall have substantially the same terms and conditions as the Options. Beginning in 2004, Executive shall be permitted to "put" the shares of New Company Common Stock and Retained Options that comprise the Rollover Equity to the Company each year if (i) 100% of each Performance Objective for the immediately preceding fiscal year has been satisfied and (ii) the agreements governing the indebtedness of the Company permit the repurchase of such Rollover Equity. The put right contemplated hereby shall be applicable to the Rollover Equity only.

            (b) Executive shall give notice of his intention to exercise the put right described herein during the three (3) months prior to September 30 of a particular year. If the conditions to such exercise and payment have been met, the Company shall make payment in respect of the Rollover Equity as soon as practicable following the end of the applicable calendar year, but in no event later than January 31 of the following year. The per-share put price shall be based upon the fair market value of the New Company Common Stock as reasonably determined by the Board in light of all circumstances. In the case of Retained Options, the per-share put price shall be net of any applicable exercise price and withholding. The Board may, in its discretion, assign the rights and obligations of the Company under this Section 3.5 to any other person, but no such

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assignment shall relieve the Company of its obligations hereunder to the extent not satisfied by such assignee.

            (c) Subject to the following sentence, in any given year, Executive may exercise the put right provided for herein with respect to no less than 25% of the aggregate number of shares of New Company Common Stock and/or Retained Options owned by Executive on the Effective Date; provided, however, that if Executive owns fewer than 25% of the aggregate number of shares of New Company Common Stock and Retained Options owned by Executive on the Effective Date, Executive may exercise the put right provided for herein with respect to all of such shares of New Company Common Stock and Options. In the event that the condition set forth in clause (i) of the second sentence of Section 3.5(a) has been met and the agreements governing the indebtedness of the Company permit the repurchase of some but not all of the aggregate amount of rollover equity (including the Rollover Equity) with respect to which executives (including Executive) have exercised put rights, the amount of rollover equity that the Company shall purchase shall be allocated among the executives (including Executive) exercising such put right on an unweighted pro rata basis.

            (d) If Executive's employment terminates for any reason, then the put right provided herein shall terminate; provided that the Company shall be obligated to satisfy any unfulfilled obligations with respect to any put right exercised prior to such termination; and provided further that Executive's Rollover Equity shall thereafter be subject to the post-termination put and call provisions contained in Article IV of the Stockholders' Agreement. The put right provided for herein shall terminate upon the occurrence of an IPO (as defined in the Stockholders' Agreement).

                  (e) Notwithstanding anything to the contrary contained in this Agreement, the put right provided for herein shall be subject to all other provisions in the Stockholders' Agreement. Without limiting the foregoing, Executive acknowledges that the Rollover Equity shall be subject to the TPS Drag-Along Right and the FPSH Drag Sale, each of which shall supersede the put right provided for herein.

                  (f) Notwithstanding anything to the contrary contained in this Agreement, effective as of the date hereof, Executive waives any right to be cashed out of all of his shares of Company Common Stock and Options under the Merger Agreement or to exercise any of his Options prior to the Effective Date.

         3.6 Stock Grants. If Executive remains an employee of the Company on the Effective Date the Company shall award to Executive 1,091,577 unrestricted shares of New Company Common Stock, less the number of shares of New Company Common Stock required to be withheld to satisfy all applicable Federal, state, local and foreign withholding taxes with respect to such shares.

         4.       Employee Benefits.

         4.1 Employee Benefit Programs, Plans and Practices. During the Term, Executive shall be entitled to participate in welfare, health and life insurance and pension benefit programs as may be in effect from time to time for similarly situated executives of the Company generally. Executive shall not be entitled to participate in any severance plans provided to Company employees and hereby waives any rights to receive severance benefits other than as provided in this Agreement.

         4.2 Vacation; Fringe Benefits; Perquisites. Executive shall be entitled to no less than twenty (20) business days paid vacation in each calendar year. Vacation days will accrue up to a

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
maximum of forty (40) days, at which time, further accruals will cease until the accrued vacation day balance falls below 40 days. Executive shall receive an after-tax annual vacation allowance of $7,700, which shall be payable in two equal installments, the first of which shall be paid during January of each year and the second of which during July. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with his position with the Company. In addition, Executive shall be entitled to receive benefits reasonably comparable to those provided to Executive as of the date of this Agreement with respect to the following matters:

                  (a) family membership to a sport or social club of Executive's choice;

                  (b) use of two (2) Company automobiles appropriate for Executive's position, including the costs of necessary maintenance (although Executive may incur taxable income as a result of his personal use of such vehicles);

                  (c) private school tuition for Executive's dependant children in the school(s) of his choice (up to, but not including university education);

                  (d) in the event Executive is asked by the Company to relocate, relocation reimbursement in accordance with the Company's relocation policy;

                  (e) an annual expatriate allowance of 10% of Base Salary payable in two equal installments (in the same manner described above with respect to the vacation allowance, provided, that such allowance shall not be net of taxes);

                  (f) all fees and expenses incurred in connection with satisfying applicable government working requirements, including visas;

                  (g) a housing allowance of $36,000 per year net of taxes; and

                  (h) bi-annual medical checkups for Executive and his spouse.

         5. Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement in accordance with the Company's policies for out-of-pocket business expenses reasonably incurred in carrying out his duties and responsibilities under this Agreement, including, without limitation, reasonable expenses for travel and similar items related to such duties and responsibilities.

         6.       Termination of Employment.

         6.1 Termination Not for Cause or for Good Reason. (a) If, following the second anniversary of the Effective Date and prior to the Termination Date, during the Term, Executive's employment is terminated (A) by the Company other than for Cause (as defined in Section 6.2(b) hereof), (B) as a result of Executive's death or as a result of Executive's Permanent Disability (as defined in Section 6.1(d) hereof), or (C) by Executive for Good Reason (as defined in Section 6.1(c) hereof), Executive shall receive:

                  (i) such payments, if any, to which Executive is entitled under any applicable plans or programs, including but not limited to those referred to in Sections 3.3 and 4.1 hereof, in accordance with the terms of such plans or programs;

                  (ii) a cash lump sum payment in respect of accrued but unused vacation days and Base Salary and, if any such termination of employment occurs after the end of a Company fiscal year and prior to the payment of Bonuses for such fiscal year, any Bonus payments earned by Executive for such fiscal year but not yet paid;

                  (iii) continued coverage under any employee medical plans or programs provided to Executive and his family members pursuant to Section 4.1 hereof until the earlier of the third anniversary of Executive's termination of employment or the date on which Executive becomes entitled to receive medical coverage under another employer's medical benefit program, provided, that Executive shall continue to be required to pay any applicable premiums of a participating employee in such plans and programs;

                  (iv) a cash lump sum payment equal to three (3) times the sum of the (I) Base Salary (as of immediately prior to the Executive's date of termination of employment, but excluding any decrease in Base Salary causing Executive to have Good Reason) plus (II) the average annual bonus paid or payable to Executive with respect to the two (2) fiscal years immediately prior to the Executive's date of termination of employment (provided, however, that if the Executive's date of termination of employment occurs at any time during the 2002-2003 fiscal year, then the "average annual bonus" shall be deemed to be the, bonus paid or payable with respect to the 2001-2002 fiscal year and if Executives date of termination occurs prior to a date upon which a determination of an annual bonus amount has been made by the Company for a prior fiscal year for Executive then the "average annual bonus" shall be deemed to be the Target Bonus), less any applicable insurance benefits, provided, that any reduction for disability benefits shall be with respect to benefits received by Executive during the three-year period following Executive's date of termination of employment.

                  (b) All payments payable by the Company to Executive pursuant to this Section 6.1 shall be paid within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive and shall be subject to Executive entering into and not revoking a release substantially in the form set forth as Exhibit A hereto.

                  (c) For purposes of this Agreement, "Good Reason" shall mean that any of the events set forth in clauses (i) through (v) below shall occur without the written consent of Executive, provided, that (x) Executive shall provide the Company with written notice thereof within one hundred and twenty
(120) days after Executive has knowledge of the occurrence of any of the events or circumstances set forth in clauses (i) through (v) below, which notice shall specifically identify the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within twenty (20) days after the date of delivery of the notice referred to in clause (x) above, and (z) Executive resigns his employment for Good Reason within ninety (90) days after the date of delivery of the notice referred to in (x) above:

                  (i)  a reduction in Executive's Base Salary;

                  (ii) Executive's duties, titles, responsibilities or authority (including offices and reporting relationships) are materially diminished in comparison to the duties, titles and responsibilities or authority set forth in this Agreement, or Executive is assigned duties materially and adversely inconsistent with his position;

                  (iii) a material reduction in fringe benefits, perquisites or other allowances provided to Executive pursuant to Section 4.2, other than (except for perquisites specifically set forth in this Agreement or the Schedules hereto) as a result of a change applicable to employees of the Company generally, or any material failure to provide such benefits to Executive;

                  (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 10 herein; or

                  (v) any requirement that Executive relocate to an office more than 25 miles from his office as of the Effective Date, other than as provided in Section 1.6.

                  (d) For purposes of this Agreement, "Permanent Disability" shall mean Executive's absence from full time performance of duties due to physical or mental illness for six (6) consecutive months, that is reasonably determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or his legal representative.

                  (e) For purposes of this Agreement, Change of Control shall have the meaning ascribed to such term in the Stockholders' Agreement.

         6.2 Discharge for Cause; Voluntary Termination by Executive. (a) The Company shall have the right to terminate the employment of Executive for Cause by action of the Committee. In the event that Executive's employment is terminated, prior to the Termination Date, (i) by the Company for Cause, as hereinafter defined, or (ii) by Executive other than (A) for Good Reason or (B) as a result of the Executive's death or Permanent Disability or (iii) upon a failure to renew this Agreement pursuant to Section or (iv) for any reason on or prior to the second anniversary of the Effective Date, Executive shall be entitled to receive a lump sum cash payment in respect of any earned but unpaid Base Salary and in respect of any accrued vacation days. In addition, Executive shall be entitled to such payments and benefits, if any, under any applicable plans or programs, including, but not limited to, those referred to in Sections
3.3 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

                  (b) As used herein, the term "Cause" shall mean (i) Executive's conviction of, or plea of guilty or nolo contendere to, a felony (or a comparable level of crime in another jurisdiction); provided, however, that after indictment for a felony, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way, the Company's obligations to Executive under this Agreement, (ii) continued and repeated refusal by Executive to perform his duties hereunder after fifteen (15) days written notice of any such refusal to perform such duties or direction was given to Executive, (iii) commission by Executive of fraud against, or misappropriation of significant property belonging to, the Company, unless such action is neither willful nor injurious to the Company or any of its Subsidiaries, or other willful misconduct materially injurious to the Company or any of its Subsidiaries or (iv) during any period in which FPSH and its affiliates are the beneficial owners of 20% or more of the Company's stock in the aggregate, a material breach by Executive of the provisions of the Corporate Policies and Procedures (as defined in the Stockholders' Agreement) or Section 12 of this Agreement, unless such breach is neither willful nor materially injurious to the Company or any of its Subsidiaries. Termination of Executive pursuant to this Section 6.2(b) shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Committee at a meeting of the Committee called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive and his counsel to be heard before the Committee prior to such vote), finding that in the reasonable judgment of the Committee, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

         6.3 Resignation from all Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

         6.4 Breach of Section 12. Notwithstanding anything to the contrary in this Agreement, in the event of a breach by Executive of the provisions of
Section 12 of this Agreement following Executive's termination of employment, or a material breach by Executive of the provisions of Section 12 of this Agreement during Executive's employment which the Committee determines would have been Cause to terminate Executive's employment and that is discovered by the Company within six (6) months following Executive's termination of employment, Executive shall be entitled to no further payments under this Section 6, and shall repay to the Company any payments previously made under this Section 6. Any amounts repaid by Executive under this Section 6.4 will reduce (on a dollar for dollar basis) any damages payable by Executive as a result of a breach of the terms of
Section 12.

         7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by

Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payments otherwise payable to him pursuant to this Agreement.

         8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                  Seminis, Inc.
                  2700 Camino del Sol
                  Oxnard, California 93030-7967
                  Attn:  General Counsel

                  with a copy to:

                  Fox Paine & Company, LLC
                  950 Tower Lane, Suite 1950
                  Foster City, California 94404
                  Attn:  W. Dexter Paine, III

                  To Seminis Merger Corp.:

                  Seminis Merger Corp.
                  c/o Fox paine & Company, LLC
                  950 Tower Lane, Suite 1950
                  Foster City, California  94404
                  Attn:  W. Dexter Paine, III

                  To Executive:

                  Bruno Ferrari Garcia de Alba
                  At the address most recently on file with the Company


                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy, LLP
                  One Chase Manhattan Plaza
                  New York, New York  10005
                  Attn:  Ed Rayner

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

         9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

         10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Seminis Merger Corp. and Executive and their respective heirs, legal representatives, successors and assigns. Executive may not assign this Agreement, other than, with respect to payments in the event of Executive's death, to Executive's estate or beneficiaries. Seminis Merger Corp. may assign this Agreement to any of its affiliates in the event of any restructuring or reorganization of Seminis Merger Corp. or to a successor to all or substantially all of Seminis Merger Corp.'s assets, and the benefits of this Agreement shall inure to such entity and the obligations of this Agreement shall be binding on such entity; provided, that, if Seminis Merger Corp. assigns this Agreement to an affiliate which is not a successor to all or substantially all of its assets, Seminis Merger Corp. shall continue to guarantee the payments and benefits hereunder. If Seminis Merger Corp. shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation and Seminis Merger Corp. shall require any such successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Seminis Merger Corp. would be required to perform it if no such succession had taken place. For avoidance of doubt, upon the Effective Date the Company will be the successor to Seminis Merger Corp. and Executive hereby acknowledges that the provisions of Section
3.3 of the Merger Agreement shall satisfy the obligations of Seminis Merger Corp. under the immediately preceding sentence. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger or consolidation of such subsequent employer. As used in this Agreement, the term "affiliates" shall include any entity controlled by, controlling, or under common control with Seminis Merger Corp. or the Company, as applicable.

         11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

         12. Nondisclosure of Confidential Information; Work Product; Non-Disparagement; Non-Competition; Non-Solicitation.

         12.1 Confidential Information of the Company and Its Affiliates. All Confidential Information relating to or obtained from the Company or its affiliates shall be held in the strictest confidence by Executive. Executive shall not, directly or indirectly, disclose, use, publish, release, transfer or otherwise make available Confidential Information of, or obtained from the Company or any of its affiliates in any form to, or for the use or benefit of, any person or entity without the Company's prior written consent, except (i) while employed by the Company, in the business of and/or for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12.1, "Confidential Information" shall mean all information and documentation of the Company or its affiliates, whether disclosed to or accessed by Executive in connection with his employment with the Company or the Affiliated Group that is not otherwise available to the public (other than by Executive's breach of the terms hereof), including all (i) data and information of the Company or its affiliates or the customers, suppliers, contractors or other third parties doing business with any of the Company or its affiliates, including business plans, memoranda, reports, drawings, research results, research plans, inventions (patentable or otherwise), trade secrets and research products and (ii) Work Product (as defined below) created by Executive.

         12.2 Executive hereby acknowledge that any ideas, concepts, designs, discoveries, techniques, research results, inventions, methodologies, know-how, improvements, discoveries, processes or products, whether or not patentable, that Executive conceives of or reduces to practice during the term of his/her employment with the Company or the Affiliated Group and which are in connection with Executive's employment or related to the nature of Executive's employment (collectively, the "Work Product"), shall be, or be deemed to be, "work for hire" and owned by the Company. Furthermore, the Company shall have all right, title and interest, including worldwide ownership of copyright and patent, in and to the Work Product and all copies made from them. To the extent
(a) any of the Work Product is not deemed a "work for hire" by operation of law and (b) permissible under applicable law, Executive hereby irrevocably assigns, transfers and conveys to the Company all of his/her right, title and interest in and to such Work Product, including all rights of patent, copyright, trade secret or other intellectual property or proprietary rights in such materials. Executive acknowledges that the Company and the successors and permitted assigns of the Company shall have the right to obtain and hold in their own name any intellectual property rights in and to such Work Product.

         12.3 During the Term and for a period of 24 months from the date of the termination of Executive's employment for any reason (the "Restricted Period"), Executive shall not compete with the Company or the Affiliated Group, by directly or indirectly engaging in any business or activity, whether as an employee, consultant, partner, principal, agent, representative or stockholder or in any other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly, competes (or, to Executive's knowledge after due inquiry, intends to compete or is preparing to compete during the Restricted Period) with the Business of the Company or the Affiliated Group in any material manner. It is the intention of the parties that the potential restrictions on Executive's activities imposed by this paragraph be and are reasonable in duration, scope and geography and in all other respects. For purposes of this Section 12, "Business" shall mean the business of marketing, developing, producing and researching new fruit or vegetable seeds and fruit or vegetable plants, or any other material businesses entered into by the Company or the Affiliated Group during the Term, or with respect to which the Company or the Affiliated Group has taken material steps to enter into as of the termination of Executive's employment. During the Restricted Period, Executive shall be available to consult with the Company on Company-related matters within his knowledge in person or by phone, as determined by Executive, for a period of no more than five (5) days per calendar quarter, subject to not interfering with Executive's work schedule; provided, however, that for each full or partial day during which Executive provides such services (other than with respect to de minimis services of less than two (2) hours on a given day), the Company shall pay to Executive a sum of $500 (such limitations and payments shall not apply to any lawsuits in which Executive is a named party). In addition, the Company shall promptly reimburse Executive for his reasonable expenses, if any, in providing such services.

         12.4 Except as is required or appropriate in the furtherance of the business of the Company or the Affiliated Group, Executive shall not, during the Restricted Period, either alone or in concert with others, directly or indirectly, (1) solicit, entice, induce or encourage (a) any customer of the Company or the Affiliated Group (including, during the Term, the Company's affiliates) to discontinue using the services or purchasing the products of the Company or the Affiliated Group (including, during the Term, the Company's affiliates), (b) any customer to refer prospective customers or business to any competitor of the Company or the Affiliated Group or (c) any person or entity that is part of any existing or proposed arrangement or has any other affiliation with the Company or the Affiliated Group (including, during the Term, the Company's affiliates) to discontinue such relationship or affiliation with the Company or its affiliates or (2) recruit or hire, or assist others in recruiting or hiring, or otherwise solicit for employment, any consultants or employees of the Company or its affiliates, or former consultants or employees of the Company or its affiliates within six (6) months following their termination of employment.

         12.5 Upon request by the Company at any time during Executive's employment or upon termination of Executive's employment with the Company for any reason, Executive shall promptly (1) return to the Company or its affiliates all copies of all materials, including documentary or other recorded materials, which are in Executive's possession or control and which contain or embody any Confidential Information of the Company or its affiliates and (2) deliver to the Company or its affiliates all copies of any Work Product in Executive's possession or control. Executive shall not copy, reproduce or otherwise re-create in any fashion any of the items referenced above for personal retention by Executive.

         12.6 The Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and Work Product and Confidential Information of the Company and its affiliates in connection with the transactions contemplated by the Merger Agreement, and to prevent the Executive from interfering with the business of the Company and the Affiliated Group as a result of or following termination of the Executive's employment with the Company or the Affiliated Group, as applicable, (ii) because of the nature of the business in which the Company and the Affiliated Group are engaged and because of the nature of the Work Product and Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages to the Company and the Affiliated Group in the event the Executive breached any of the covenants of this Section 12; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 12 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 12 or threatens to commit any such breach, the Company, and its affiliates shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting and bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 12 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company and its affiliates hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 12 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.

         12.7 The provisions of this Section 12 shall remain in full force and effect until the expiration of the period specified herein notwithstanding he earlier termination of the Executive's employment hereunder or the Employment Period.

         13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         15.      Governing Law; Consent to Jurisdiction.

         15.1 Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

         15.2 Consent to Jurisdiction. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of California sitting in the County of Los Angeles and the United States District Court for the Central District of the State of California in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

         16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and, as of the Effective Date, Executive waives all payments and benefits under any prior or other employment agreement or understanding between the Company or any affiliate of the Company and Executive, including, but not limited to, the employment agreement between Seminis Vegetable Seeds, Inc. and Executive dated as of June 1, 2001 (the "Prior Agreement"). Notwithstanding the forgoing, effective as of the date hereof, Executive waives his right to, and agrees not to accept, all payments under the Prior Agreement upon voluntary termination of Executive's employment with the Company or termination of Executive's employment with the Company by the Company for Cause, and will repay to Seminis Merger Corp. on the Effective Date any such payments made, provided, that such provisions of the Prior Agreement shall again become operative in the event that the Merger Agreement is terminated prior to consummation of the Merger.

         17. Withholding. The Company may withhold from any amounts payable under this Agreement (including from shares of New Company Common Stock deliverable under Section

3.4(b)) such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, or may permit Executive to elect to pay the Company any such required withholding taxes. If Executive so elects, the payment by Executive of such taxes shall be a condition to the receipt of amounts payable to Executive under this Agreement. The Company shall, to the extent permitted or required by law, have the right to deduct any such taxes from any payment otherwise due to Executive.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

         IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Executive has hereunto set Executive's hand.

                  SEMINIS MERGER CORP.


                  By: /s/ Bernardo Jimenez                Date: May 30, 2003
                      ----------------------------              ----------------
                  Name: Bernardo Jimenez
                  Title: President

                  /s/ Bruno Ferrari Garcia de Alba        Date: May 30, 2003
                  --------------------------------              ----------------
                  Bruno Ferrari Garcia de Alba

                                    EXHIBIT A

                            FORM OF RELEASE AGREEMENT

         This Release Agreement ("Release") is entered into as of this ______day of ________, (hereinafter "Execution Date"), by and between [Employee Full Name] (hereinafter "Employee"), and Seminis, Inc. and its successors and assigns (hereinafter, the "Company"). Employee and the Company are sometimes collectively referred to herein as the "Parties".

1. Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date").

2. The Company has agreed to provide Employee the severance payments, awards and benefits provided for in his/her Employment Agreement with the Company, dated as of May __, 2003, after he/she executes this Release and the Release becomes effective pursuant to its terms [FOR 40+ and does not revoke it as permitted in Section 7 below, the expiration of such revocation period being] the ("Effective Date").

3. Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his/her employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 7 herein]. In consideration of the severance payments, awards and benefits described in Section 2, Employee, for himself/herself and for his/her heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers") agrees to release the Company, its subsidiaries and affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them, in each instance in their capacities as representatives of the Company (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee and his/her Releasers now have or have ever had against the Released Parties, whether known or unknown, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of [ ]1; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation); and libel, slander, or breach of contract, other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or

----------

(1) Insert state of employment.

         demand that post-date the Termination Date. Notwithstanding anything herein to the contrary, expressly excluded from this Release are any claims (i) for payments, awards and benefits under the Employment Agreement between the Parties dated _________, 2003, (ii) under the Stockholders' Agreement dated as of _______, 2003 by and among Seminis, Inc. and the Investors listed on the signature pages thereto, (iii) for benefits provided under Company benefit plans, incentive plans or equity plans (including, but not limited to, stock options, restricted stock units and stock grants) or (iv) for indemnification and any applicable directors and officers liability insurance coverage to which Employee was entitled with regard to service as an officer of the Company.

4. Employee agrees to keep the terms of this Release in strict confidence, but he/she may disclose the terms of this Release and provide a copy hereof to his/her immediate family and his/her financial and legal advisors.

5. Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and in the Employment Agreement and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

6. If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [ ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [ ] for disputes arising under this Release. [ONLY IF THE STATE IS EMPLOYEE'S STATE OF EMPLOYMENT.] This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

7. [FOR EMPLOYEES OVER 40 ONLY -- In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder. Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 7 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers

         Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of twenty-one (21) days within which to consider this Release, which period may be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 7 only and that, if he/she chooses not to so revoke, the Release in this Section 7 shall then become effective and enforceable and the payments, awards and benefits provided herein shall then be made to him/her in accordance with the terms of this Release, as well as the terms of the Employment Agreement. To revoke this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [ ]2, either by hand delivery or certified mail within the seven-day period. If he/she revokes the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

8. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE RELEASED PARTIES TO THE EXTENT SET FORTH HEREIN.

9. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

10. Employee acknowledges that he/she is familiar with the provisions of California Civil Code Section 1542, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT HE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR. EMPLOYEE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT HE/SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT."

         Employee being aware of said code section, hereby expressly waives any right he/she may have thereunder, as well as under any other statutes or common law principles of similar effect.

11. This Release inures to the benefit of the Company and its successors and assigns.


----------

(2) Insert address.



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
ACCEPTED AND AGREED TO:



__________________________________  ___________________________________
Seminis, Inc.                       [Employee Full Name]

Dated:____________________________  Dated:_____________________________




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